CYTORI THERAPEUTICS CONTACT
Megan McCormick
+1.858.875.5279
mmccormick@cytori.com

Cytori Appoints a New Vice President of Finance and Chief Financial Officer

SAN DIEGO, August 18, 2014 – Cytori Therapeutics (NASDAQ: CYTX) today announced that Mr. Tiago Girão has been appointed Vice President of Finance and Chief Financial Officer (CFO), with an effective start date of September 2, 2014.

“Mr. Girão is an ideal candidate to take over the role of Vice President of Finance and Chief Financial Officer at this time in our corporate development,” said Dr. Marc Hedrick, President and Chief Executive Officer of Cytori. “He has a particularly strong background in public company finance and accounting practices as well as international operations, all important issues for us today. The added benefit to Cytori is that he has an in-depth, long standing knowledge of Cytori’s technology and history from his previous tenure at KPMG in which he functioned as the senior account manager for Cytori. This will enable him to get up to speed quickly and we are extremely excited to have him on our team.”

“I have been following Cytori and their groundbreaking technology for more than eight years and am very excited by the technology’s potential to transform patients’ lives,” said Mr. Girão. “I am 100% dedicated to strengthening Cytori’s global financial operations and to strengthening the balance sheet, thereby growing shareholder value.”

Mr. Girão joins Cytori Therapeutics as Vice President of Finance and CFO from NuVasive, Inc. where he recently served as International Controller. As part of his role, Mr. Girão was responsible for leading a 20 person finance team, and for overseeing all aspects of international finance and accounting operations. He was also involved in all major business and asset acquisitions and was the lead corporate financial and accounting executive for Nuvasive’s foreign units, including those in Japan, Latin America, Europe and Australia. Prior to his International Controller role, he served as Director, Financial Reporting, where he managed a team responsible for all corporate technical accounting and SEC related matters.

Prior to joining NuVasive, Mr. Girão served as Senior Manager, Assurance at KPMG, Cytori’s independent audit firm and was responsible for Cytori’s account for six years. Prior to joining KPMG, Mr. Girão was a senior accountant for Ernst & Young in Brazil. Mr. Girão is a certified public accountant with 14 years experience in the accounting, finance and reporting for U.S. public companies and substantial experience in global finance and operations. Mr. Girão is originally from Brazil, speaks fluent Portuguese and holds a B.A. in Accounting from the University of Fortaleza.

Cytori announced on August 11, 2014 that former CFO Mark Saad had accepted another opportunity and would be leaving the Company, effective August 11. Mr. Saad will remain as a consultant to Cytori for a period of time and will continue to support the new VP Finance and CFO as well as the management team during the transition period.

About Cytori Therapeutics

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and other medical conditions. Our scientific data suggest ADRCs improve blood flow, moderate the inflammatory response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® System product family. www.cytori.com

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